Exhibit 99.1

NEWS RELEASE

RAMBUS ACHIEVES RECORD REVENUE FOR THE YEAR

Fourth quarter revenue of $51.7 million, up 24% from last year; Company provides update on NASDAQ listing

LOS ALTOS, Calif. – January 24, 2007 – Rambus Inc. (Nasdaq:RMBS), one of the world’s premier technology licensing companies specializing in high-speed chip architectures, today reported revenue results for the fourth quarter of 2006. Revenue for the fourth quarter was $51.7 million, up 24% over the fourth quarter last year. For the full year, revenue was $194.2 million, up 24% from 2005. These increases were primarily driven by new patent licensing revenues from agreements announced during fiscal 2006.

Cash, cash equivalents and marketable securities at the end of the year were $436.3 million, an increase of $81 million from a year ago.

“We achieved another record quarter and a record year with strong revenue growth. We also had excellent operating performance and ended the year with a solid cash balance,” said Harold Hughes, president and chief executive officer at Rambus. “Our recent license agreement with Qimonda reflects our continued focus on developing and delivering world-class architecture designs that are valued by our customers. Our XDR™ memory architecture is an advanced memory design that enables superior performance for many of today’s computing and digital entertainment applications.”

Due to the continuing internal investigation of past stock option granting practices, Rambus will not be releasing fourth quarter earnings today.

Update on NASDAQ Listing

Rambus has determined that it will not complete its financial restatement by the February 9, 2007 extension deadline granted by the NASDAQ Listing Qualifications Panel (the “Panel”). The Panel’s most recent decision indicated that it lacked the discretion under the NASDAQ Marketplace Rules to grant a further extension and that, therefore, if Rambus is unable to make the filings by the deadline, its securities will be subject to delisting from the NASDAQ Global Select Market effective February 12, 2007, unless the NASDAQ Listing and Hearing Review Council (the “Listing Council”) determines to stay the Panel’s decision. In that regard, Rambus has asked the Listing Council to stay the Panel’s decision. There can, however, be no assurance that the Listing Council will determine to grant the stay.

The conference call discussing fourth quarter revenue results and further details on the Company’s financial restatement will be available live via the Rambus website (http://investor.rambus.com) at 2:00 p.m. Pacific Time today. The call will be webcast and can be accessed through the Rambus website. A replay will be available following the call on Rambus’ Investor Relations web site or for one week at the following numbers: (888) 203-1112 (domestic) or (719) 457-0820 (international) with ID# 2814941.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip architectures. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan, Korea and Taiwan. Additional information is available at www.rambus.com.

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Contacts:

Satish Rishi

Chief Financial Officer

Rambus Inc.

(650) 947-5000

Nicole Noutsios

Investor Relations

Rambus Inc.

(650) 947-5050

Linda Ashmore

Public Relations

Rambus Inc.

(650) 947-5411

lashmore@rambus.com